Exhibit 5

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482	morrison & foerster llp new york, san francisco,
los angeles, palo alto,
TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522	san diego, washington, d.c. northern virginia, denver,
WWW.MOFO.COM	sacramento, walnut creek tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels
May 14, 2009
Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, California 92660

Re:	Mindspeed Technologies, Inc. 2003 Long Term Incentives Plan Mindspeed Technologies, Inc. 2003 Stock Option Plan Mindspeed Technologies, Inc. Non-Qualified Stock Option Award Agreement
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,072,481 shares of your common stock, $0.01 par value (the “Common Shares”), which will be issuable under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan, the Mindspeed Technologies, Inc. 2003 Stock Option Plan and the Mindspeed Technologies, Inc. Non-Qualified Stock Option Award Agreement, each as may be amended and restated (each a “Plan” and collectively the “Plans”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption and amendment of the Plans, as applicable, and the authorization of the issuance of the 3,072,481 Common Shares under the Plans (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion.
For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.
Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP